                                Press Release

Hythiam Contact: Sanjay Sabnani (310) 444-5335 ssabnani@hythiam.com	Media Contact: Paul Wynn (212) 586-8877 pwynn@belsitoco.com	Investment Community: Budd Zuckerman Genesis Select (303) 415-0200 budd@genesisselect.com

HYTHIAM, INC. LICENSES PROPRIETARY HANDS™ ADDICTION TREATMENT
TO LAKE CHELAN COMMUNITY HOSPITAL

LOS ANGELES, CA—May 11, 2004— Hythiam, Inc. (AMEX: HTM), a healthcare services management company that focuses on alcohol and drug addiction treatment and neurostabilization to prevent craving and relapse, recently licensed its proprietary HANDS Treatment Protocol™ to Lake Chelan Community Hospital of Washington.

Located in Washington’s Lake Chelan Valley, Lake Chelan Community Hospital has an established Addiction Recovery Center that provides a comprehensive, holistic restorative program for adults suffering from alcohol and chemical dependency.

“We see Hythiam’s HANDS Treatment Protocol providing people in the Pacific Northwest with a cutting-edge addiction treatment to accelerate recovery from alcohol and drug dependence,” said Larry Peterson, CEO of Lake Chelan Community Hospital.

Hythiam’s HANDS Treatment Protocol ™ was designed for use by healthcare providers, enabling them to treat patients suffering from addictions to alcohol, cocaine, methamphetamine, and other addictive stimulants. Current results indicate the HANDS Treatment Protocol™ reduces inpatient treatment time, significantly reduces withdrawal symptoms, greatly improves treatment completion rates, increases cognitive function, eliminates cravings, and decreases patient relapse rates as compared to most current treatment options. Hythiam is in active negotiations to license the HANDS Treatment Protocol to additional hospitals and addiction treatment centers across the country.

"This agreement provides further evidence that the HANDS Treatment Protocol is filling an important unmet need, and that the healthcare community is recognizing its significant benefits,” said Terren S. Peizer, Chairman and CEO of Hythiam, Inc. “We are confident that this and future agreements will provide widespread access to the HANDS Treatment Protocol for those whose lives are impacted by alcohol and drug addiction.”

About HANDS™

Hythiam's HANDS Treatment Protocol™ is designed to treat addictions to alcohol, cocaine, and other addictive stimulants — as well as combinations of these drugs. HANDS™ is a medically supervised treatment protocol for neurostabilization and detoxification from alcohol and/or addictive psychostimulants that simultaneously eliminates cravings, enhances cognitive function, and facilitates a pain-free withdrawal resulting in accelerated recovery. Unlike current practices for withdrawing addicted patients from alcohol, cocaine, or other addictive stimulants, the HANDS protocols are completed within 2-3 consecutive days of inpatient treatment, eliminate the use of sedating medications, require no tapering or washout period, significantly reduce or eliminate withdrawal symptoms and have substantially higher completion rates.  HANDS protocols are specifically designed to eliminate cravings, a major factor in relapse.  By providing a more beneficial treatment of the physiological component of the disease, HANDS protocols offer patients an improved chance for recovery.

About Hythiam

Hythiam, Inc. is a healthcare services management company, formed for the purpose of researching, developing, licensing, and commercializing innovative technologies to improve the treatment of alcoholism and drug addiction. Hythiam's technology is focused on treating addiction at the source — the brain. Hythiam's proprietary, patented and patent-pending treatment protocols are designed to treat addiction by stabilizing neurological function.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations.  These risk factors include, among others, limited operating history, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the healthcare industry; and additional risks discussed under the "Risk Factors" heading in Item 1 of Part I of the company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2004.

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